Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our reports dated March 18, 2010 (except for Notes 2, 14 and 27 as to which the date is May 27, 2010) with respect to the consolidated financial statements and schedules of Diversey, Inc., and the effectiveness of internal control over financial reporting of Diversey, Inc., in Amendment No. 3 to the Registration Statement on Form S-4 of Diversey, Inc., dated July 9, 2010.

/s/ Ernst & Young LLP

Chicago, Illinois

July 9, 2010